Exhibit 10.1b
2014 BankUnited, N.A. Non-Qualified Deferred Compensation Plan

1.Establishment of Plan. BankUnited, N. A. hereby adopts and establishes an unfunded deferred compensation plan for a select group of key management or highly compensated employees of the Company and its Affiliates which shall be known as the 2014 BankUnited, N.A. Non-Qualified Deferred Compensation Plan (the "Plan"). This Plan is a continuation of the BankUnited, Inc. 2014 BankUnited, Inc. Non-Qualified Deferred Compensation Plan which was adopted in December 2013.
2.    Purpose of Plan. The purpose of the Plan is to provide a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the Company and its Affiliates who contribute significantly to the future business success of the Company and its Affiliates with supplemental retirement income benefits through the deferral of Compensation and additional discretionary Company Contributions.
3.    Definitions.
"Acceleration Events" is defined in Section 11.1 hereof.
"Account" means the hypothetical bookkeeping account(s) established in the name of each Participant and maintained by the Company to reflect the Participant's interests under the Plan. Any reference to Account shall include any subaccount(s) established by the Committee for administrative ease.
"Affiliate" means any corporation, trade or business which is treated as a single employer with the Company under Sections 414(b) or 414(c) of the Code and any other entity designated by the Committee as an "Affiliate" for purposes of the Plan. For the avoidance of doubt, as of the Effective Date, this includes BankUnited, Inc., as the Company’s parent, and all of the Company’s subsidiaries.
"Base Salary" means the annual rate of base pay paid by the Company or its Affiliates to or for the benefit of the Participant for services rendered.

"Beneficiary" means any person or entity, designated in accordance with Section 15.7, entitled to receive benefits which are payable upon or after a Participant's death pursuant to the terms of the Plan.
"Board" means the Board of Directors of the Company, as constituted from time to time.
"Bonus Compensation" means any cash compensation earned by a Participant for services rendered by a Participant under any discretionary bonus plan or program maintained by the Company or its Affiliates.
"Change in Control" means the occurrence of a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of its assets, within the meaning of Treasury. Reg. § 1.409A-3(i)(5) or other guidance issued with respect to a Change in Control for purposes of Section 409A of the Code.
"Claimant" has the meaning set forth in Section 16.
"Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued thereunder.
"Commission/Incentive Compensation" means cash compensation earned by a Participant for services rendered by a Participant under any commission or cash incentive plan maintained by the Company or its Affiliates. For the avoidance of doubt, Commission/Incentive Compensation does not include Bonus Compensation.
"Committee" means the Administrative Committee as appointed by the Board in its discretion from time to time.
"Company" means BankUnited, N.A.
"Company Contribution Account" means a separate account maintained for each Participant to record the Company Contributions made pursuant to Section 6.1, plus all earnings and losses allocable thereto.
"Company Contribution" means the amount the Company credits on behalf of any Participant pursuant to Section 6.
"Compensation" means Base Salary, Bonus, Commissions and Incentive Compensation payments.

"Deferral Election" means an election by an Eligible Employee to defer Base Salary, Bonus Compensation, Commission/Incentive Compensation or any other forms of compensation as determined by the Committee. A Participant must make a separate election with respect to Base Salary, Commission/Incentive Compensation, and Bonus Compensation. A Deferral Election will only apply to Compensation after applicable reductions for employee contributions for employee benefits and FICA tax has been applied. A Deferral Election timely made by an Eligible Employee for a Plan Year will continue to be in effect for subsequent Plan Years unless and until timely modified by the Eligible Employee in accordance with Section 5.
"Determination Date" means the first Valuation Date following a Payment Event.
"Disabled or Disability" means that a Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (c) is determined to be totally disabled by the Social Security Administration.
"Distribution Year" means a set calendar year specified by a Participant in his or her Election Notice for the payment of all or a portion of the Participant's Elective Deferral Account.
"Effective Date" means January 1, 2014.
"Election Notice" means the notice or notices established from time to time by the Committee for making Deferral Elections, Distribution Year elections, and designation of form of payment under the Plan, and for selecting Investment Options and for making any other elections determined by the Committee as appropriate under the Plan. The Election Notice shall include a separate election for the amount or percentage of Base Salary, Commission/Incentive Compensation, Bonus Compensation or other eligible compensation to be deferred for a Plan Year (subject to any minimum or maximum amounts established by the Committee); a designation of the Distribution Year(s) of amounts deferred for a Plan year and for any Company Contributions credited for the Plan Year (adjusted for earnings); the form of payment (lump sum or installments); and, if applicable, the selected Investment Options. Each Election Notice shall become irrevocable as of the last day of the Election Period, except with respect to Investment Options, which may be modified during a Plan Year in accordance with procedures established by the Committee.
"Election Period" means the period established by the Committee with respect to each Plan Year during which Deferral Elections for such Plan Year must be made in accordance with the requirements of Section 409A of the Code, as follows:
(a) General Rule. Except as provided in (b) and (c) below, the Election Period shall end no later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates.
(b) Performance-based Compensation. If any Compensation constitutes "performance-based compensation" within the meaning of Treas. Reg. Section 1.409A-1(e), then the Election Period for such amounts shall end no later than six months before the end of the Plan Year during which the Bonus Compensation is earned (and in no event later than the date on which the amount of the Bonus Compensation becomes readily ascertainable).
(c) Newly Eligible Employees. The Election Period for newly Eligible Employees shall end no later than thirty (30) days after the Employee first becomes eligible to participate in the Plan and shall apply only with respect to compensation earned after the date of the Deferral Election.
"Elective Deferrals" means deferrals at the election of an Eligible Employee of compensation designated as eligible for deferral by the Committee.
"Elective Deferral Account" means a separate account maintained for each Participant to record the Elective Deferrals made to the Plan pursuant to Section 5 and all earnings and losses allocable thereto.
"Eligible Compensation" means, with respect to Group A Eligible Employees, Compensation to the extent it exceeds the limitation in Code Section 401(a)(17). Thus, a Group A Eligible Employee Participant's Eligible Compensation in a year will be that portion of each paycheck that exceeds the sum of a portion of that year's Code Section 401(a)(17) limit determined by dividing the limitation by the number of paychecks in the year. For the avoidance of doubt, Eligible Compensation is only applicable to Group A Eligible Employees.
"Eligible Employee" means an Employee who is selected by the Committee to participate in the Plan. An Eligible Employee selected by the Committee to participate in the Plan will be designated as a "Group A Eligible Employee" or "Group B Eligible Employee". Prior to the beginning of a Plan Year, the Committee may change the group designation of any Eligible Employee, with such change effective with the first day of the next Plan Year. Participation in the Plan is limited to a select group of the Company's key management or highly compensated employees.
"Employee" means an employee of the Company or its Affiliates.
"Entry Date" means, with respect to an Eligible Employee, the first day of the pay period following the effective date of such Eligible Employee's participation in the Plan.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
"FICA Amount" has the meaning set forth in Section 11.1(b).
"Interest Crediting Rate" means the annual rate of interest selected by the Company's Board of Directors or a designated committee that will be used for the deemed interest for Participants Accounts in accordance with Section 7.
"Investment Option" means an investment fund, index or vehicle selected by the Committee and made available to Participants for the deemed investment of their Accounts in accordance with Section 7.
"Participant" means an Eligible Employee who elects to participate in the Plan by filing an Election Notice in accordance with Section 5.1 and any former Eligible Employee who continues to be entitled to a benefit under the Plan.
"Payment Event" has the meaning set forth in Section 9.1.
"Plan" means this 2014 BankUnited N.A. Non-Qualified Deferred Compensation Plan, as amended from time to time.
"Plan Year" means the twelve consecutive month period which begins on January 1 and ends on the following December 31.

"Re-deferral Election" has the meaning set forth in Section 5.3.
"Separation from Service" has the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. Section 1.409A-1(h).
"Specified Employee" has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code and Treas. Reg. Section 1.409A-1(i).
"State, Local and Foreign Tax Amount" has the meaning set forth in Section 11.1(e).
"Trust" has the meaning set forth in Section 15.5.
"Unforeseeable Emergency" means, within the meaning of Treas. Reg. Section 1.409A-3(i)(3), a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary, or the Participant's dependent; (b) a loss of the Participant's property due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.
"Valuation Date" means each day of the Plan Year on which the New York Stock Exchange is open for business.
4.    Eligibility; Participation.
4.1    Requirements for Participation. The Committee shall select those Employees who shall be Eligible Employees for such Plan Year, and shall designate selected Employees as Group A Eligible Employees or Group B Eligible Employees. Such designation of an Eligible Employee as a Group A or Group B Eligible Employee shall continue until the first day of the Plan Year immediately following the Committee's action to change such designation. Any Eligible Employee may participate in the Plan commencing as of the first day of the Plan Year after he or she is invited to participate, or if later, the Entry Date occurring on or after the date on which they first become an Eligible Employee.
4.2    Election to Participate; Benefits of Participation. An Eligible Employee may become a Participant in the Plan by making a Deferral Election in accordance with Section 5.

4.3    Cessation of Participation. If a Participant ceases to be an Eligible Employee during a Plan Year, then the Participant's Deferral Elections shall no longer be effective as of the end of the Plan Year. Such Participant's Account shall continue to be credited with earnings and losses until the applicable Determination Date.
5.    Election Procedures.
5.1    Deferral Election. Annually, and in accordance with Code section 409A, all Eligible Employees shall be offered the opportunity to defer receipt of the various components of Compensation (Group A Eligible Employees may only defer Eligible Compensation) to be earned in the following Plan Year; provided, such deferral election shall apply to Compensation after reduction for applicable employee contributions for employee benefits and FICA tax. An Eligible Employee may elect to defer any or all of the components of Compensation by completing an Election Notice and filing it with the Committee during the Election Period. The Election Notice must specify:
(a)    The percentage of (i) Base Salary, (ii) Commission/Incentive Compensation); and/or (iii) Bonus Compensation to be deferred (subject to the minimum amount as set forth in Section 5.2). At the Committee's discretion, the Election Notice may also provide for a designation by dollar, in lieu of percentage, the amount of Compensation, by component, that is to be deferred for the Plan Year;
(b)    The distribution options as to the time and form of payment for amounts credited to the Participant's Account for the Plan Year in accordance with Section 9; the distribution option selected for a Plan Year will carry over to amounts credited to subsequent Plan Years unless the selection is changed, in which case the change will become effective with respect to amounts credited to the Participant's Account on and after the first day of the Plan Year next following the change; and
(c)    The percentage or amount of the Participant's Account to be allocated to each Investment Option available under the Plan.
Notwithstanding anything in this section to the contrary, a Participant's election to have his or her Account distributed upon the occurrence of a Change in Control must be made on the Participant's initial Election Notice. Such Change in Control election shall automatically carry over and apply to amounts credited to the Participant's Account for all subsequent Plan Years.

5.2    Elective Deferrals. Prior to the beginning of a Plan Year, a Participant may irrevocably elect to defer receipt of a whole percentage of Base Salary, Commission/Incentive Compensation and/or Bonus Compensation; provided the election, in the aggregate, must be for a minimum of $5,000. Elective Deferrals by a Group A Employee Participant may only relate to Eligible Compensation. Elective Deferrals shall be credited to a Participant's Elective Deferral Account periodically as of the business day in which the Participant's Elective Deferrals are received by the administrative record-keeper.
5.3    Re-deferrals and Changing the Form of Payment. Subject to and in accordance with procedures established by the Committee, a Participant may make an election to re-defer Account(s) until a later Distribution Year or to change the form of a payment (a "Re-deferral Election"); provided that the following requirements are met:
(a)    The re-deferral election is made at least twelve (12) months before the first day of the original Distribution Year;
(b)    The Distribution Year for the re-deferred amounts is at least five years later than the original Distribution Year; and
(c)    The re-deferral election will not take effect for at least twelve (12) months after the re-deferral election is made.
For purposes of this Section 5.3, all payments, including installment payments, shall be treated as separate payments under Section 409A of the Code.
6.    Company Contributions.
6.1    Company Contributions.
(a)    In general, for each Plan Year the Company may, but need not, make a Company Contribution to the Plan on behalf of any Participant. The Company Contribution may be expressed as a flat dollar amount or as a percentage of the Participant's Base Salary, Bonus Compensation or other eligible compensation deferral as determined by the Committee. Company Contributions shall be credited to the Participant's Account during the applicable Plan Year, with the timing of such credit in the discretion of the Company. The Company is under no obligation to make a Company Contribution for a Plan Year. Company Contributions need not be uniform among Participants.

(b)    Notwithstanding the preceding, with respect to a Group A Eligible Employee Participant, Company Contributions shall be credited for each Plan Year in an amount equal to 100 percent of the first 1 percent, plus 70 percent of the next 5 percent, of the Eligible Compensation the Participant defers under Section 5.2. Such Company Contributions shall be credited to the Participant's Account as soon as practicable after the end of the applicable pay period.
6.2    Death Prior to a Separation from Service. Notwithstanding anything in the Plan to the contrary, in the event of the death of a Participant prior to a Separation from Service, Company Contributions in the amount of $10,000 shall be credited to the Participant's Account for the Plan Year in which the death occurred.
7.    Accounts and Investment Options.
7.1    Establishment of Accounts. The Company shall establish and maintain an Account for each Participant. Amounts credited on behalf of each Participant for each Plan Year shall be accounted for separately. The Company may establish more than one Account or subaccount on behalf of any Participant as deemed necessary by the Committee for administrative purposes.
7.2    Investment Options. The Committee shall select the Investment Options to be made available to Participants for the deemed investment of their Accounts under the Plan. The Committee may change, discontinue, or add to the Investment Options made available under the Plan at any time in its sole discretion. A Participant may select the Investment Options for his or her Account in the Participant's Election Notice and may make changes to his or her selections in accordance with procedures established by the Committee. A Participant may choose to have up to 100% of his or her Account for any Plan Year credited with notional earnings based on the Investment Options or the Interest Crediting Rate.
7.3    Investment Earnings. Each Account shall be adjusted for notional earnings or losses based on the Interest Crediting Rate and/or, as applicable, performance of the Investment Options selected. Earnings and losses shall be computed on each Valuation Date. The amount paid to a Participant on a payment date shall be determined as of the applicable Determination Date.
(a)    The Company's Board of Directors (or a designated committee) shall set the Interest Crediting Rate that applies for each Plan Year. A new Interest Crediting Rate shall apply to Elective Deferrals and Company Contributions credited for each new Plan Year.
(b)    For the purpose of adjusting each Account for notional earnings or losses, the Interest Crediting Rate that applies for the Plan Year the Elective Deferrals and Company Contributions are credited to the Participant’s Account shall be fixed, and that fixed rate shall apply in perpetuity with respect to the Elective Deferrals and Company Contributions credited for that Plan Year until such amounts are distributed from the Plan.
7.4    Nature of Accounts. Accounts are not actually invested in the Investment Options available under the Plan and Participants do not have any real or beneficial ownership in any Investment Option; similarly, Participants do not have any real or beneficial ownership in amounts reflecting interest under the Interest Crediting Rate. A Participant's Account is solely a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan and shall not constitute or be treated as a trust fund of any kind.
7.5    Statements. Each Participant shall be provided with statements or access to statements setting out the amounts in his or her Account(s), which shall be delivered at such intervals determined by the Committee.
8.    Vesting.
8.1    Vesting of Elective Deferrals. Participants shall be fully vested at all times in their Elective Deferrals and any earnings thereon.
8.2    Vesting of Company Contributions.
Participants shall be vested in Company Contributions, if any, credited to their Account upon completion of two “Years of Service” as such term is defined in the BankUnited 401(k) Plan, or such other tax-qualified retirement plan with a cash or deferred feature that replaces the BankUnited 401(k) Plan. Company Contributions will also vest upon the Participant's death, Disability, attainment of Normal Retirement Age or the occurrence of a Change in Control.
9.    Payment of Participant Accounts.
9.1    In General. Payment of a Participant's vested Account for a Plan Year, less any applicable administrative fee, shall be made (or commence, in the case of installments)

within 60 days following of the Determination Date for the Payment Event selected by the Participant for the Plan Year in his or her Election Notice. A Participant may select to have his or her vested Account for a Plan Year made (or commence, in the case of installments) on the latest to occur of a Payment Event. Each of the following events is a "Payment Event":
(c)    The first day of the calendar Distribution Year specified in the Participant's Deferral Election; provided that, the Participant must select from among the available Distribution Year(s) designated by the Committee and set forth in the Election Notice and the Distribution Year must be at least 3 years from the Plan Year;
(d)    The date that is the later to occur of the date that the Participant (i) attains age 65 or (ii) has a Separation from Service; and
(e)    The date that is the Participant's Separation from Service.
If a Participant does not make an election for a Plan Year, the Participant will be deemed to have elected to receive payment of his or her Account on the Participant's Separation from Service.
9.2    If selected by a Participant in his or her Election Notice for a Plan Year:
(a)    In the event of the death of a Participant for whom installment payments have commenced, the remaining amount of the Account shall be distributed to the Participant's Beneficiary in a lump sum payment within 60 days following the death;
(b)    In the event of Disability, the Participant's Account shall be distributed in a lump sum payment within 60 days of the Disability;
Absent the Participant's selection in his or her Election Notice, amounts credited to his or her Account for a Plan Year will be distributed in accordance with Section 9.1 above.
9.3    Change in Control. If selected by a Participant in his or her initial Election Notice, in the event of a Change in Control, the Participant's vested Account shall be distributed in a lump sum within 60 days of the Change in Control.
9.4    Timing of Valuation. The value of a Participant's Account on the payment date shall be determined as of the applicable Determination Date.

9.5    Forfeiture of Unvested Account Balances. Unless otherwise determined by the Committee, a Participant's unvested Account balance for a Plan Year shall be forfeited upon the occurrence of a Payment Event with respect to amounts credited to the Participant's Account for that Plan Year.
9.6    Timing of Payments . Except as otherwise provided in this Section 9, payments shall be made or commence within 60 days following a Determination Date.
9.7    Timing of Payments to Specified Employees. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee as of the date of his or her Separation from Service, then no distribution of such Participant's Account payable on under Section 9.1(b) or 9.1(c) or otherwise payable upon a Separation from Service shall be made until the first payroll date of the seventh month following the Participant's Separation from Service (or, if earlier, upon the date of the Participant's death) (the "Specified Employee Payment Date"). Any payments to which a Specified Employee otherwise would have been entitled under the Plan during the period between the Participant's Separation from Service and the Specified Employee Payment date shall be accumulated and paid in a lump sum payment on the Specified Employee Payment Date.
9.8    Form of Payment. Each Participant shall specify in his or her Election Notice the following with respect to amounts credited to his or her Account for a Plan Year:
(a)    For a specified date payment event (i.e., a payment made pursuant to an election under Section 9.1(a), above), the form of payment shall be a single lump sum payment of amounts credited to his or her Account that are covered by the election. The payment shall be paid in accordance with Section 9.1.
(b)    For a retirement or a Separation from Service payment event (i.e., a payment made pursuant to an election under Section 9.1(b) or (c), above), the form of payment (lump sum or installments) for amounts credited to his or her Account that are covered by the election; provided that if the Participant elects to have amounts paid in installments the Participant must elect the period certain (not to exceed twenty (20) years or any other permissible installment schedules selected by the Committee and set forth in the Election Notice) over which such installment payments will be made. The first installment shall be paid in accordance with Section 9.1; subsequent annual installments, if any, shall be valued as of January 31 (or if January 31 is not a Valuation Date, the next subsequent Valuation Date) of each subsequent Plan Year and paid within 60 days thereafter.

In the absence of a valid election with respect to form of payment, amounts made pursuant to an election under Section 9.1(b) or (c), above, will be paid in a single lump sum.
(c)    Notwithstanding any payment election made by the Participant, the vested balance in the Participant's Account will be distributed in a single lump sum payment upon the Participant's Separation from Service if at the Determination Date next following the date of the Separation from Service the total vested balance in the Participant’s Account is $5,000 or less.
9.9    Medium of Payment. Any payment from a Participant's Account shall be made in U.S. dollars in the form of a check or direct deposit.
10.    Payments Due to Unforeseeable Emergency.
10.1    Request for Payment. If a Participant suffers an Unforeseeable Emergency, he or she may submit a written request to the Committee for payment from his or her Elective Deferral Account.
10.2    No Payment If Other Relief Available. The Committee will evaluate the Participant's request for payment due to an Unforeseeable Emergency taking into account the Participant's circumstances and the requirements of Section 409A of the Code. In no event will payments be made pursuant to this Section 10 to the extent that the Participant's hardship can be relieved: (a) through reimbursement or compensation by insurance or otherwise; or (b) by liquidation of the Participant's assets, to the extent that liquidation of the Participant's assets would not itself cause severe financial hardship.
10.3    Limitation on Payment Amount. The amount of any payment made on account of an Unforeseeable Emergency shall not exceed the amount reasonably necessary to satisfy the Participant's financial need, including amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the payment, as determined by the Committee. Furthermore, Employer Matching Contributions are not available for withdrawal in the event of an Unforeseeable Emergency.
10.4    Timing of Payment. Payments shall be made from a Participant's Account as soon as practicable and in any event within 30 days following the Committee's determination that an Unforeseeable Emergency has occurred and authorization of payment from the Participant's Account.

10.5    Cessation of Deferrals. If a Participant receives payment on account of an Unforeseeable Emergency, the Participant may make no more Elective Deferrals for the remainder of the Plan Year.
11.    Acceleration Events.
11.1    Permissible Acceleration Events. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may accelerate payment of all or a portion of a Participant's vested Account upon the occurrence of any of the events ("Acceleration Events") set forth in this Section 11. The Committee's determination of whether payment may be accelerated in accordance with this Section 11 shall be made in accordance with Treas. Reg. Section 1.409A-3(j)(4).
(a)    Limited Cashouts. The Committee may accelerate payment of a Participant's vested Account to the extent that (i) the aggregate amount in the Participant's Account does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, (ii) the payment results in the termination of the Participant's entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. Section 1.409A-1(c)(2), and (iii) the Committee's decision to cash out the Participant's Account is evidenced in writing no later than the date of payment.
(b)    Payment of Employment Taxes. The Committee may accelerate payment of all or a portion of a Participant's vested Account (i) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3010, 3121(a) and 3121(v)(2) of the Code (the "FICA Amount"), or (ii) to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 11.1(b) shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.
(c)    Payment Upon Income Inclusion. The Committee may accelerate payment of all or a portion of a Participant's vested Account to the extent that the Plan fails to meet the requirements of Section 409A of the Code; provided that, the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code.

(d)    Termination of the Plan. The Committee may accelerate payment of all or a portion of a Participant's vested Account upon termination of the Plan in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).
(e)    Payment of State, Local or Foreign Taxes. The Committee may accelerate payment of all or a portion of a Participant's vested Account for:

(i)
the payment of state, local or foreign tax obligations arising from participation in the Plan that relate to an amount deferred under the Plan before the amount is paid or made available to the Participant (the "State, Local and Foreign Tax Amount"); provided, however, the accelerated payment amount shall not exceed the taxes due as a result of participation in the Plan, and/or

(ii)
the payment of income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and the payment of the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the additional Section 3401 wages and taxes; provided however, the accelerated payment amount shall not exceed the aggregate of the State, Local and Foreign Tax Amount and the income tax withholding related to such amount.

(f)    Certain Offsets. The Committee may accelerate payment of all or a portion of the Participant's vested Account to satisfy a debt of the Participant to the Company or an Affiliate incurred in the ordinary course of the service relationship between the Company and the Participant; provided, however, the amount accelerated shall not exceed $5,000 and the payment shall be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
12.    Section 162(m) of the Code. If the Committee reasonably anticipates that if a payment were made as scheduled under the Plan it would result in a loss of the Company's tax deduction due to the application of Section 162(m) of the Code, such payment may be delayed and paid during the Participant's first taxable year in which the Committee reasonably anticipates that the Company's tax deduction will not be limited or eliminated by the application of Section 162(m) of the Code. Notwithstanding the foregoing, no payment under the Plan may be deferred in accordance with this Section 12 unless all scheduled payments to the Participant and all similarly situated Participants that could be delayed in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i) are also delayed.
13.    Plan Administration.
13.1    Administration By Committee. The Plan shall be administered by the Committee which shall have the authority to:
(a)    construe and interpret the Plan and apply its provisions;
(b)    promulgate, amend and rescind rules and regulations relating to the administration of the Plan;
(c)    authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d)    determine minimum or maximum amounts, and the types of compensation, that Participants may elect to defer under the Plan;
(e)    select the Investment Options that will be available for the deemed investment of Accounts under the Plan and establish procedures for permitting Participants to change their selected Investment Options;
(f)    determine whether any Company Contributions will be made to the Plan with respect to any Plan Year and the amount of any such contributions;
(g)    select, subject to the limitations set forth in the Plan, those Employees who shall be Eligible Employees;
(h)    evaluate whether a Participant who has requested payment from his or her Account on account of an Unforeseeable Emergency has experienced an Unforeseeable Emergency and the amount of any payment necessary to satisfy the Participant's emergency need;
(i)    calculate deemed earnings and losses;
(j)    interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument, Election Notice or agreement relating to the Plan; and

(k)    exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.
13.2    Non-Uniform Treatment. The Committee's determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations with regard to: (a) the terms or conditions of any Elective Deferral; (b) the amount, terms or conditions of any Matching Contribution; or (c) the availability of Investment Options.
13.3    Committee Decisions Final. Subject to right to file claims and appeals under Section 16, all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants.
13.4    Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan except for any liability arising from his or her own wilful malfeasance, gross negligence or reckless disregard of his or her duties.
14.    Amendment and Termination.
The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant's rights with respect to amounts credited to or accrued in his or her Account and provided, further, that, no payment of benefits shall occur upon termination of the Plan unless the requirements of Section 409A of the Code have been met.
15.    Miscellaneous.
15.1    No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate the Participant's employment or service at any time with or without notice and with or without cause.

15.2    Tax Withholding. The Company and its Affiliates shall have the right to deduct from any amounts otherwise payable under the Plan any federal, state, local, or other applicable taxes required to be withheld.
15.3    Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of Florida, without reference to the principles of conflicts of law (except and to the extent pre-empted by applicable Federal law).
15.4    Section 409A of the Code. The Company intends that the Plan comply with the requirements of Section 409A of the Code and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.
This Plan shall constitute an "account balance plan" as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A of the Code, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans.
15.5    Trust. The Company may, but is not required to, enter into an agreement to establish an irrevocable rabbi trust (“Trust”), to be used in connection with the Plan. Any Trust so established is intended to be a rabbi trust and the assets of the Trust shall at all times be subject to the claims of the Company's general creditors.
Notwithstanding the existence of a Trust, the Plan is intended to be "unfunded" for purposes of ERISA and shall not be construed as providing income to Participants prior to the date that amounts deferred under the Plan are paid.
15.6    No Warranties. Neither the Company nor the Committee warrants or represents that the value of any Participant's Account will increase. Each Participant assumes the risk in connection with the deemed investment of his or her Account.
15.7    Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries to receive the Participant's interest in the Plan in the event of the Participant's death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing (including electronic writing) with the Company during the Participant's lifetime. If a Participant fails to designate a beneficiary, then the Participant's designated beneficiary shall be deemed to be the Participant's estate.
15.8    No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to Section 15.7).
15.9    Expenses. The costs of administering the Plan shall be paid by the Company. Notwithstanding the preceding, an administrative fee, to be determined by the Company in its discretion, shall be charged against a Participant's vested Account balance where the Participant has terminated employment with the Company prior to attainment of age 65 but maintains an Account balance (i.e., the Participant has not received a full distribution of his or her Account).
15.10    Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.
15.11    Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.
16.    Claims Procedures.
16.1    Filing a Claim. Any Participant or other person claiming an interest in the Plan (the "Claimant") may file a claim in writing with the Committee. The Committee shall review the claim itself or appoint an individual or entity to review the claim.
16.2    Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Committee may have up to an additional ninety (90) days to process the claim. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.
16.3    Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(a)    The specific reason(s) for the denial;
(b)    Specific reference to the pertinent Plan provisions on which such denial is based;
(c)    A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;
(d)    A description of the Plan's appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and
(e)    If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
16.4    Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Committee's receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
16.5    Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(a)    The specific reason(s) for the denial;
(b)    Specific references to the pertinent Plan provisions on which such denial is based;
(c)    A statement that the Claimant may receive on request all relevant records at no charge;
(d)    A description of the Plan's voluntary procedures and deadlines, if any;
(e)    A statement of the Claimant's right to sue under Section 502(a) of ERISA; and
(f)    If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
16.6    Claims Procedures Mandatory. The internal claims procedures set forth in this Section 16 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 16, the denial of the Claim shall become final and binding on all persons for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, BankUnited, N.A. has adopted this Plan as of the Effective Date written above.

BANKUNITED, N.A.
By_____________________ Name: Christopher M. Perry Title: Executive Vice President, Human Resources